Exhibit 4.21

Washed Coal Processing Agreement

Party A: Shanxi Fusheng Coal Coke Co., Ltd.

Party B: Liulin Junhao Coal Coke Trading Co., Ltd.

Party A and Party B have reached the following agreement on the processing of washed raw coal by Party B in Party A's coal washery based on the principle of win-win cooperation and mutual benefits:

1. Party A's Rights and Obligations

1.1. Party A organizes personnel to process raw coal for Party B in its coal washery. All equipment, maintenance, iron powder, labor, electricity, consumables, etc. for washing and processing during the period will be provided by Party A. The quantity of raw coal processed will be as weighted by Party A before entry into the coal washery. Processing charges will be paid on a monthly basis.

1.2. Party A shall complete the production task given by Party B as scheduled every month. All by-products generated by Party A in production that can be directly sold, such as coal and slime, shall be owned by Party B and those that cannot be sold directly, such as gangue and debris, shall be removed by Party A. Should Party A fail to complete Party B's production task for its own reasons, Party B shall be entitled to, at discretion, make a deduction from processing charges and even impose a penalty.

1.3. All taxes incurred by functional departments during processing are for the account of Party A. Party A provides Party B with special VAT invoices for processing charges.

1.4. Any safety accident that occurs during processing is at the risk of Party A rather than Party B.

1.5. During processing for Party B, Party A shall not undertake washing and processing for any third party.

1.6. During processing, Party A's incoming and outgoing transportation vehicles shall be managed by a specified person under the supervision of Party B.

1.7. Party A shall provide free office, accommodation, food and other conditions for Party B's resident staff.

1.8. During the cooperation period, if Part A is unable to perform the contract for any reason such as power outage, water stoppage, weather and collapse, Party A will not be held liable, provied that Party A shall take active measures to minimize losses.

1.9. Party A shall unconditionally wash and process raw coal as instructed by Party B to ensure that its products meet Party B's requirements, or Party B may make a deduction from processing charges and even require Party A to rewash unconditionally.

2. Party B's Rights and Obligations

2.1. Party B pays Party A processing charges based on the quantity of washed coal and the unit price of RMB 35/ton (incl. of taxes) on a monthly basis. Processing charges for the current month will be paid before the 15th date of the next month. Where final settlement is made after all coal is washed, if Party B fails to pay such processing charges on time, Party A is entitled to stop the output of product coal or make a deduction from Party B's raw coal or product coal (priced at the current market price).

2.2. Party B shall be responsible for the purchase, measurement and transportation of raw coal and the sale, measurement and transportation of product coal.

2.3. All by-products are owned by Party B. Party B shall remove them from the washery in a timely manner, without affecting Party A's normal production.

2.4. Party B will send technicians to control the quality of coal products. Party A shall unconditionally follow Party B's technical requirements.

2.5. Party A is required to process at least 700,000 tons every year. The contract period is tentatively 1 year from June 1, 2018 to June 1, 2019. Party A shall give priority to continued cooperation with Party B under the same conditions upon expiration of the contract. Should any party be justified to terminate the contract during the contract period, a one month notice shall be given to the other party. Both parties shall negotiate on such termination and the aftermath.

2.6. Matters uncovered hereunder may be covered by a supplementary agreement signed by the two parties through negotiation. Such supplementary agreement shall have the same legal effect as this Agreement.

2.7. This contract is made in quadruplicate, with two copies for each party. It shall become effective when signed and seled by both parties.

2.8. Any dispute over breach of contract shall be resolved through negotiation or, failing that, referred to the local people's court.

Party A: Shanxi Fusheng Coal Coke Co., Ltd. (seal)

Legal representative or authorized representative (signature):

Tel.:

Party B: Liulin Junhao Coal Coke Trading Co., Ltd. (seal)

Legal representative or authorized representative (signature): /s/

Tel.:

Signed on: June 1, 2018

Shanxi Fusheng Coal Coke Co., Ltd. (official seal)

/s/ Special seal for contractual uses

Liulin Junhao Coal Coke Trading Co., Ltd.

Address: Bandi Village, Jinjiazhuang Township, Liulin County, Lvliang (in the yard of Liulin Hongxing Coal Coke Co., Ltd.)

Bank name: ABC Liulin Hechang Sub-branch Office

Account No.: 633101040008576